Exhibit 99.1

                             [GRAPHIC APPEARS HERE]

                                                RADIATION THERAPY SERVICES, INC.

PRESS RELEASE

Contacts:                                        Investors/Media:
Dave Koeninger                                   Nick Laudico/Jason Rando
Chief Financial Officer                          The Ruth Group
Radiation Therapy Services, Inc.                 646-536-7030/7025
239-931-7282                                     nlaudico@theruthgroup.com
dkoeninger@rtsx.com                              jrando@theruthgroup.com

            RADIATION THERAPY SERVICES IMPLEMENTS ADVANCED TECHNOLOGY

      COMPANY TO INSTALL SEVEN STEREOTACTIC RADIOSURGERY SYSTEMS WITH IGRT
                           CAPABILITIES IN KEY MARKETS

Fort Myers, FL, October 5, 2005 -- Radiation Therapy Services, Inc. (Nasdaq:
RTSX), a leading operator of radiation therapy centers, announced today it will install seven stereotactic radiosurgery systems with image guided radiation therapy (IGRT) capabilities in its radiation treatment centers in the Company's four Southwest Florida local markets and its Las Vegas local market. The installation of the systems will be completed as a pilot program, giving the Company the opportunity to utilize new technologies and develop protocols for future technology integration.

The stereotactic radiosurgery systems will allow Radiation Therapy to treat extra-cranial cancers to a higher dose with target localization and image verification. All of the systems include image guided radiation therapy (IGRT) capabilities using both cone-beam computed tomography (CT) and high-quality kV X-ray imaging.

The systems are capable of delivering stereotactic radiosurgery by increasing the maximum dose delivery rate and by fine-tuning the focal point of the beams to a one millimeter diameter sphere. Additionally, the focal point is moveable by remote control, which speeds treatment time while maximizing the number of beam angles that can be used to optimize delivery in a single treatment. The systems can also be used for stereotactic radiotherapy, which is delivered over several days, or intensity modulated, conventional and conformal radiation therapy, which is delivered in small daily doses over a period of weeks.

Dr. Daniel Dosoretz, President and Chief Executive Officer, said, "The implementation of this advanced technology is consistent with our strategy of making the most advanced radiation therapy technology available to broader patient populations. The integration of these systems will broaden our ability to treat additional types of cancer in more of our local markets. The pilot approach to installation is expected to allow us to develop the proper integration protocols and assure adequate reimbursement before moving to broader technology integration. We believe the precise delivery of stereotactic radiosurgery treatments will continue to play a larger role in radiation oncology as better diagnostic tools improve earlier detection, when the tumor is still quite small."

Total cost of the technology upgrade is approximately $16.1 million and will be funded by the Company's cash from operations and its lease and revolving lines of credit.

In the third quarter of 2005, the Company accepted shipment of four of the seven stereotactic radiosurgery systems, which are currently being installed in the Company's local markets in Southwest Florida and Las Vegas. Payment for these systems is expected to be in the fourth quarter of 2005, upon completion of installation. Payment for the additional three systems is expected to occur in 2006, after shipment and installation is complete.

About Radiation Therapy Services
--------------------------------
Radiation Therapy Services, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of radiation therapy services to cancer patients. The Company's 67 treatment centers are clustered into 21 local markets in 13 states, including Alabama, Arizona, Delaware, Florida, Kentucky, Maryland, Massachusetts, Nevada, New Jersey, New York, North Carolina, Rhode Island and West Virginia. The Company is headquartered in Fort Myers, Florida. More information about the Company can be found at its Web site www.rtsx.com. RTSXG

This release may contain forward-looking statements about the Company's future plans, expectations and objectives. Words such as "may," "will," "expect," "intend," "anticipate," "plan," "believe," "seek," "could" and "estimate" and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to those risk factors described in the "Risk Factors" section and other information in the Company's most recently filed quarterly report on Form 10-Q and annual report on Form 10-K, as well as the Company's other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Readers of this release are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release.

                                      # # #